UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 04, 2023

ACASTI PHARMA INC.

(Exact name of Registrant as Specified in Its Charter)

Quebec	001-35776	98-1359336
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3009, boul. de la Concorde East Suite 102
Laval, Quebec		H7E 2B5
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 450 686-4555

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value per share	ACST	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03 Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information regarding the Reverse Stock Split (as defined herein) contained in Item 5.03 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 29, 2023, the Board of Directors (the “Board”) of Acasti Pharma Inc. (the “Company”) approved an amendment to the Company's Articles of Incorporation to implement a reverse stock split of the Company’s Class A common shares, no par value per share (the “Common Shares”), at a ratio of 1-for-6 (the “Reverse Stock Split”). Thereafter, on July 4, 2023, the Company filed Articles of Amendment to its Articles of Incorporation (the “Articles of Amendment”) with the Registraire des entreprises du Québec, to implement the Reverse Stock Split. The Reverse Stock Split will be effective as of 12:01 a.m. (Eastern Time) on July 10, 2023, and the Common Shares will begin trading on the Nasdaq Capital Market on a post-split basis on July 10, 2023.

As a result of the Reverse Stock Split, every six (6) shares of the Company’s issued and outstanding Common Shares will be converted into one (1) Common Share, reducing the number of issued and outstanding Common Shares from approximately 44.6 million shares to approximately 7.4 million shares. The Company’s transfer agent, Computershare Trust Company, N. A. (“Computershare”), will provide instructions to shareholders of record regarding the process for exchanging certificated Common Shares.

The Company has unlimited shares authorized. Therefore, the Articles of Amendment did not reduce the number of authorized Common Shares. The effect of the Articles of Amendment and the Reverse Stock Split was to increase the number of Common Shares available for issuance relative to the number of Common Shares issued and outstanding. The Reverse Stock Split did not alter the par value of the Common Shares or modify any voting rights or other terms of the Common Shares.

No fractional shares will be issued in connection with the Reverse Stock Split. Shareholders who otherwise would be entitled to receive fractional shares because they hold a number of pre-Reverse Stock Split Common Shares not evenly divisible by six (6), will, in lieu of a fractional share, be issued one whole post-Reverse Stock Split Common Share.

Computershare will be issuing all of the post-Reverse Stock Split Common Shares through their paperless Direct Registration System (“DRS”), also known as “book-entry form,” unless otherwise requested by a shareholder. Computershare will hold the Common Shares in an account set up for such shareholder. Shareholders who wish to hold paper certificates may obtain such certificates upon request to Computershare.

All book-entry or other electronic positions representing issued and outstanding Common Shares will be automatically adjusted. Those shareholders holding Common Shares in “street name” will receive instructions from their brokers.

In addition, pursuant to their terms, a proportionate adjustment will be made to the per share exercise price and number of Common Shares issuable under all of the Company’s outstanding options to purchase Common Shares, and the number of Common Shares authorized and reserved for issuance pursuant to the Company’s Equity Incentive Plan and Stock Option Plan will be reduced proportionately.

After the Reverse Stock Split, the trading symbol for the Common Shares will continue to be “ACST.” The new CUSIP number for the Common Shares is 00430K865.

The above description of the Articles of Amendment and the Reverse Stock Split is a summary of the material terms thereof and is qualified in its entirety by reference to the Articles of Amendment, a copy of which is attached hereto as Exhibit 3.1, as filed with the Registraire des entreprises du Québec on July 4, 2023.

Item 8.01 Other Events.

On July 7, 2023, the Company issued a press release relating to the matters described in Item 5.03 above. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01 Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Articles of Amendment of Acasti Pharma Inc., filed with the Registraire des entreprises du Québec on July 4, 2023 (English translation).
99.1	Press Release, dated July 7, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Acasti Pharma Inc.

Date:	July 7, 2023	By:	/s/ Prashant Kohli
Chief Executive Officer